AMENDMENT NO. 4 TO THE

SERVICE PLAN (REIMBURSEMENT) (the “Plan”)

CLASS A SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated September 30, 2020, as follows:

WHEREAS, the Trust desires to amend the Agreement to change the following Funds’ names:

FUND NAME	NEW FUND NAME
Invesco Oppenheimer Developing Markets Fund	Invesco Developing Markets Fund
Invesco Oppenheimer Discovery Mid Cap Growth Fund	Invesco Discovery Mid Cap Growth Fund
Invesco Oppenheimer Emerging Markets Innovators Fund	Invesco Emerging Markets Innovators Fund
Invesco Oppenheimer Emerging Markets Local Debt Fund	Invesco Emerging Markets Local Debt Fund
Invesco Oppenheimer Global Strategic Income Fund	Invesco Global Strategic Income Fund
Invesco Oppenheimer International Bond Fund	Invesco International Bond Fund
Invesco Oppenheimer Total Return Bond Fund	Invesco Core Bond Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

SERVICE PLAN (REIMBURSEMENT)

The following rates shall apply to each Fund listed below:

Share Class	Maximum Asset Based Sales Charge	Maximum Shareholder Services Fee	Maximum Aggregate Fee
Class A	NONE	0.25%	0.25%

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Invesco Core Bond Fund

Invesco Developing Markets Fund

Invesco Discovery Mid Cap Growth Fund

Invesco Emerging Markets Local Debt Fund

Invesco Emerging Markets Innovators Fund

Invesco Global Strategic Income Fund

Invesco International Bond Fund”